DocuSign Envelope ID: C80B90A4-2AB3-49BB-A1BA-403AC79C6718

SCHEDULE A

to the

INVESTMENT ADVISORY AGREEMENT

between

VICTORY VARIABLE INSURANCE FUNDS

and

VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

				Must Be Approved
	Name of Fund	Fee*	Last Approved	By
1.	Victory High Yield VIP Series	0.60%	November 30, 2021	December 31, 2022

2.	Victory INCORE Investment Quality Bond	0.50%	November 30, 2021	December 31, 2022
	VIP Series

3.	Victory INCORE Low Duration Bond VIP	0.45%	November 30, 2021	December 31, 2022
	Series

4.	Victory Sophus Emerging Markets VIP	1.00%	November 30, 2021	December 31, 2022
	Series

5.	Victory RS International VIP Series	0.80%	November 30, 2021	December 31, 2022

6.	Victory RS Large Cap Alpha VIP Series	0.50%	November 30, 2021	December 31, 2022

7.	Victory RS Small Cap Growth Equity VIP	0.75%	November 30, 2021	December 31, 2022
	Series

8.	Victory 500 Index VIP Series	0.25%	November 30, 2021	December 31, 2022

Current as of November 30, 2021

VICTORY VARIABLE INSURANCE FUNDS

By:

Name: Christopher K. Dyer

Title: President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:

Name: Michael D. Policarpo II

Title: President, Chief Financial Officer and Chief

Administrative Officer

*Expressed as a percentage of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time. In addition, the Adviser may from time to time undertake in writing to limit the Funds' total expenses for a definite period of time.